 JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “JV Agreement“) is made and entered into effective as of October 10, 2008 (the “Effective Date”), by and among Blue Holdings, Inc., a Nevada corporation (“BH”), Paul Guez, the founder of BH (“Founder”), and Headgear, Inc. , a Virginia corporation (“HG”).  BH, Founder and HG shall be referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.           BH manufactures and sells denim apparel, including jeans under the names “Taverniti,” “Antik,” and “Yanuk.”

B.           HG manufactures and sells apparel and footwear.

C.           The Parties and the Founder signed a letter of intent in July 2008, (the “LOI”) regarding the establishment of a joint venture “SPV” to market designated apparel product lines to selected retailers.

D.           HG advanced $500,000 to BH to finance the purchase of an initial order and BH issued to HG its Secured Promissory Note dated July 16, 2008 in the principal amount of $500,000 in respect thereof (the “Secured Note”).

E.           The Parties now desire to set forth the terms under which they will organize a limited liability company under the laws of the State of Delaware (the “Company”) to serve as the SPV through which they will market, distribute and sell the designated apparel product lines.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated herein by this reference, and the mutual promises, agreements and covenants set forth in this JV Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

In this JV Agreement, unless otherwise clearly indicated by the context, the following terms, whether used in singular or plural forms, shall have the following meanings:

1.1           “Ancillary Agreement” means an agreement with respect to securities of BH in the form attached on Exhibit 1.1 to be executed, if at all, no later than fifteen days after the Effective Date.

1.2           “Certificate of Formation” means the Certificate of Formation to be filed with the Delaware Secretary of State’s office for purposes of legally organizing the Company, in the form attached hereto as Exhibit 1.2.

1.3           “Effective Date” has the meaning ascribed thereto above.

1.4           “Escrow Agreement” means an Escrow Agreement among the Founder, HG and the Escrow Agent named therein with respect to certain securities of BH to be executed and delivered simultaneously with the formation of the Company.

1.5           “Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, and other instrumentalities.

1.6           “Operating Agreement” means the Limited Liability Company Agreement of the Company by and among BH, HG and the Company, in the form attached hereto as Exhibit 1.5, to be executed, if at all, not later than fifteen days after the Effective Date.

1.7           “Related Agreements” means the Ancillary Agreement, the Operating Agreement and the Escrow Agreement.

1.8           “Secured Note” means the secured promissory note dated July 16, 2008 issued by BH to HG in the principal amount $500,000.

1.9           “Third Party” means any person or legal entity other than BH, HG, the Founder or the Company.

1.10         “Member,” “Membership Interest,” “Board” and “Manager” shall have the meanings set forth in the Operating Agreement.

1.11         In this JV Agreement, except to the extent that the context otherwise requires (i) whenever the words “include,” “includes” or “including” are used they are deemed to be followed by the words “without limitation,” and (ii) the definitions contained in this JV Agreement are applicable to the singular as well as the plural of such terms.

ARTICLE 2
ORGANIZATIONAL MATTERS OF COMPANY

2.1           Subject to the terms and conditions of this JV Agreement, on or before fifteen days after the Effective Date, the Parties shall organize the Company as a limited liability company under the laws of the State of Delaware by filing the Certificate of Formation with the Delaware Secretary of State’s office.  The date on which such filing is made is referred to as the Filing Date.  On the Filing Date, subject to Section 7.3 hereof, the parties shall enter into the Ancillary Agreement, the Operating Agreement and the Escrow Agreement.

2.2           The name of the Company shall be Blue Holdings Head Gear JV LLC.

2.3           The purpose of the Company will be to (i) market, distribute, and sell designated apparel lines produced by HG or BH to selected retailers, and (ii) engage in all activities necessary, customary, convenient or incident to the activities described herein.

ARTICLE 3
ADVANCES TO BH

3.1           HG has advanced $500,000 to BH to finance the purchase of an initial order of merchandise and BH issued the Secured Noted to HG to evidence its receipt thereof.

3.2           HG will provide an additional $1,250,000 in operating advances to BH (“BH Advances”) which will be paid to HG out of BH’s portion of the “net profits” of the Company in accordance with the terms of the Operating Agreement.  The BH Advances will be advanced in accordance with Schedule 3.2.

ARTICLE 4
OWNERSHIP

4.1           The Membership Interests of the Company shall be owned fifty percent (50%) by BH and fifty percent (50%) by HG.  The transfer of Membership Interests and the issuance of new Membership Interests shall be governed by the terms of the Operating Agreement.

ARTICLE 5
GOVERNANCE

5.1           The Company will have a Board of Managers consisting of three individuals.  HG shall designate two members of the Board.  BH shall designate one Member of the Board.

5.2           Either party may replace the Members of the Board designated by it at any time and from time to time. The relationship of the Members, the Board of Managers and the Operations Manager shall be governed by the Operating Agreement.

ARTICLE 6
OPERATING PRINCIPLES

6.1           BH currently distributes denim products under the names “Taverniti So Jeans”, “Antik” and “Yanuk”.

6.2           Prior to the execution of the Operating Agreement the parties will review the accounts of BH and HG to determine which of their accounts will be serviced by the Company.  It is the parties understanding that all of BH’s accounts other than those which are rejected by HG will be serviced by the Company. The accounts to be serviced by the Company are referred to herein as the “JV Accounts.”  Each of HG and BH will introduce the Company to those of its accounts included in the JV Accounts.

6.3           The Company will be the exclusive distributor to the JV Accounts of all Taverniti, Antik and Yanuk products produced by HG and BH, and of any other brands developed by the JV or by HG or BH for which the JV acts as the distributor.  The Company shall be permitted to enter into licenses for the sale in the US of products under the brands for which it is acting as distributor.  In the case of BH brands, the license fees for licenses initiated by the JV will be split equally between the Company and BH, provided that any such revenue to BH will reduce the “Sales & Income Targets” as per the LOI.  BH shall retain its current international licenses, and shall have the right to enter into new international licenses for goods that are not to be produced or distributed by the JV.

6.4           The Company is to assume the sales representative and marketing functions currently carried on by BH and BH will retain responsibility for the design and sourcing functions for its products and for delivery of it products to the warehouses designated by the Company.  The Company will hire its own employees to market its merchandise and service its customers, together with such accounting and other personal necessary for the operations of the Company.  No later than two months from the formation of the Company the Company will hire or engage as consultants such of the current sales and marketing personnel of BH as it desires.  Until such time as such individuals are engaged by the Company, BH shall continue to employ such personnel and commencing the date of formation of the Company, the Company will advance to BH such HG approved and reasonable costs associated with maintaining such individuals at such times as are necessary to enable BH to timely meet its obligations to such individuals.

6.5           The Company may request that HG or BH perform certain functions on behalf of the Company and HG or BH, as the case may be, shall be compensated for such services on such terms and conditions as shall be agreed, provided that the terms on which HG (or BH) shall render services to the Company must be approved by BH (or HG).  HG shall have the option to provide warehousing for the Company at rates equal to the rates currently being paid by BH

6.6           The Company will be responsible for the payment of royalties and license fees for that portion of the sale price in excess of the price paid to BH by the Company with respect to merchandise it sells under existing license agreements listed on Schedule 5.3.

6.7           BH and HG will introduce the other to its production and sourcing resources.

6.8           The Company shall have the right to license BH branded products to Third Parties for merchandise other than that produced by BH and HG, subject to the consent of BH which will not be unreasonably withheld.

6.9           BH will give the Company access to all BH brands for which the Company is acting as distributor. BH will develop and source denim products and HG will develop and source non-denim products.  All denim products sourced by BH will be sold to the Company at a discount of 22.5% from BH’s lowest wholesale price to regular price customers as indicated on Schedule 6.9.  All non-denim products sourced by HG will be sold to the Company at a discount of 22.5% from HG’s lowest wholesale price.

6.10         BH will co-develop products with the Company provided that the Company reimburses BH for all out of pocket expenses and a reasonable portion of all the salaries and benefits paid to those employees engaged in co-development activities.  All such products will be sourced by BH and sold to the Company at a discount of 22.5% from BH’s lowest wholesale price.

6.12         HG will design and develop lines of non-denim apparel items for distribution by the Company under the Taverniti, Antik and Yanuk brands.

6.13         Each of the parties will allow their websites to be linked to that of the Company for co-marketing purposes.

6.14         BH will continue its program of obtaining celebrity introductions of Taverniti, Antik and Yanuk brand merchandise.

6.15         HG will obtain funding at no cost to the Company or BH to enable Blue Holdings and the Company to produce and source all merchandise to be sold through the Company.

ARTICLE 7
OBLIGATIONS OF THE PARTIES

7.1           The primary responsibilities of HG will be to obtain financing for all of BH’s production for products purchased by the Company; to assume the marketing and sales functions of BH, thereby relieving it of the related expenses; to generate sales of the Company’s products in an amount equal to 150% of BH’s  full price sales in 2008 (sales figures shall be audited by a CPA firm of HG’s choosing), while generating a net profit of $1.5 million or more, for the period July 1, 2009 through June 30, 2010 and to obtain the release of the Founder from the guarantees referenced in LOI, which for the purposes of this Agreement shall include HG (or another guarantor acceptable to HG) becoming a co-guarantor on such obligation.  In addition to the other obligations set forth in this JV Agreement, subject to the terms and conditions of this Agreement, HG agrees that:

(a)	it shall use commercially reasonable efforts to cooperate in implementing the objectives set forth in this JV Agreement; and

(b)	it shall take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement.

7.2           The primary responsibilities of BH will be to design, source production and deliver to the warehouses designated by the Company the denim products to be sold by the Company under its brands.  In addition to the other obligations set forth in this JV Agreement, subject to the terms and conditions of this Agreement, BH agrees that it shall:

(a)	use commercially reasonable efforts to cooperate in implementing the objectives set forth in this JV Agreement

(b)	use commercially reasonable efforts to design and develop new non-denim products for distribution by the Company;

(c)	take any further actions as may be necessary to complete and implement the transactions contemplated by this JV Agreement; and

(d)
the sales figures referenced in the foregoing Section 7.1 are based on BH’s representation to HG that 2008 sales would reach $20,000,000.00  Accordingly, the Parties agree that if the above-referenced audited sales figure is less than $20,000,000.00, all Sales & Income Targets shall be reduced on a pro rata basis.

7.3           As a condition to the effectiveness of the Ancillary Agreement, the Escrow Agreement and the Operating Agreement, BH shall deliver to HG evidence of the ownership of Yanuk by Mr. Guez and his affiliates, a copy of the Operating Agreement and any other Agreement  related to his ownership in Taverniti, LLC. Such agreements shall not contain any clauses which in the reasonable judgement of HG materially impair the value of Mr. Guez’s interest in Taverniti.  As a further condition BH shall deliver an Escrow Agreement and Loan and Security Agreement in form and substance satisfactory to HG.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1            Each Party represents and warrants to the other that it has the legal right, power and authority to enter into this JV Agreement and the Related Agreements, and to fully perform its obligations hereunder and thereunder, and that the performance of such obligations shall not conflict with its charter or organizational documents or any agreements, contracts or other arrangements to which it is a party.

8.2            EXCEPT AS EXPRESSLY SET FORTH IN THIS JV AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8.3            IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR LOSS OF BUSINESS OPPORTUNITIES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

ARTICLE 9
NON-EXCLUSIVE RELATIONSHIP

9.1            The Parties acknowledge that the Company is not intended to be the exclusive vehicle for either Party to participate in the apparel industry. To the extent the parties can pursue or exploit other business opportunities relating to the manufacture, distribution and sale of apparel and footwear products without a breach of their respective obligations to each other and to the Company under this JV Agreement and the Operating Agreement they shall be free to do so.

ARTICLE 10
TERM AND TERMINATION

10.1          This JV Agreement shall commence on the date hereof and shall continue in effect unless terminated by mutual written agreement of the Parties, upon notice by one of the Parties pursuant to Section 7.3 that as a result of its diligence investigation is does not want to proceed or pursuant to the terms of this Section 10.

10.2          This JV Agreement may be terminated and the transactions contemplated hereby abandoned by a Party sending written notice to other Party upon the occurrence of one or more of the following events:

(a)
if the other Party shall commit a material breach of any of its obligations under this JV Agreement, which, if remediable, is not remedied within fifteen (15) business days from the giving of written notice requiring said breach to be remedied; and

(b)
if the other Party, its creditor(s), or any Third Party shall file for the other Party’s liquidation, bankruptcy, reorganization, or dissolution, or if the other Party is unable to pay any debts as they become due, or if the creditor(s) of the other Party have taken over its management.

10.3           Termination of this JV Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

10.4           Upon termination of this JV Agreement, each Party shall discontinue use, cancel and return to the other Party, all confidential and/or proprietary information of the other Party that has been furnished or obtained in contemplation of the transactions contemplated hereunder or in connection with this JV Agreement  and the Related Agreements, together with all reproductions and copies thereof and other written documents related thereto retaining no reproductions or copies or other written documents relating to such confidential and/or proprietary information.

10.5           If this JV Agreement is terminated and the transactions contemplated hereby are abandoned, this JV Agreement shall become null and void, except for the provisions of this Article 10 and the other provisions of this JV Agreement which, by their nature, are intended to survive.

ARTICLE 11
FORCE MAJEURE

11.1           The failure or delay of either Party to perform any obligation under this JV Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents or other causes beyond its control (each a “Force Majeure Event”) shall not be deemed a breach of this JV Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure Event, shall have used all reasonable diligence to avoid such Force Majeure Event and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this JV Agreement.

11.2           Except where the nature of the Force Majeure Event shall prevent it from doing so, the Party suffering such Force Majeure Event shall notify the other Party in writing within three (3) days after the occurrence of such Force Majeure Event and shall in every instance, to the extent possible and lawful under the circumstances, use its commercially best efforts to remove or remedy such Force Majeure Event with all reasonable dispatch.

ARTICLE 12
GOVERNING LAW AND WAIVER OF JURY TRIAL

12.1           The validity, performance, construction and effect of this JV Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.

12.2           In the event that any dispute shall arise between the parties hereto as to any matter or thing covered hereby or as to the meaning of this Agreement or to any state of facts which may arise, same shall be settled by the agreement of the parties, or if they are unable to agree, same shall be settled by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.3           Refusal of one party to arbitrate shall entitle the remaining party to specifically enforce this Agreement in a court of competent jurisdiction, and, as a result of said refusal to arbitrate, the remaining party shall be entitled to receive costs, reasonable attorneys' fees and his share of the arbitration fee.  Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at a location designated by the Arbitrator.

12.4           If the party against which a judgment is rendered in any arbitration (the “Defaulting Party”) does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay the other party the reasonable attorney's fees and court costs incurred in such action.

12.5          While any Arbitration proceeding is pending, no party is excused from the payment of monies due hereunder, but if it is determined by the Arbitrator that monies paid during the Arbitration period were not due, the payee shall remit the amount of monies so paid, together with interest at the Default Rate (as hereinafter defined) from the date of receipt to the proper party, within ten (10) days of the issuance of the Arbitration Award.

ARTICLE 13
NON-WAIVER AND OTHER REMEDIES

13.1           Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

13.2            Subject to Section 10.5 above, nothing in this JV Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination.

ARTICLE 14
NOTICE

14.1            All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand or by air courier) or by facsimile transmission confirmed by such letter, and shall be addressed to the Parties as follows:

If to BH:	Blue Holdings, Inc.
4901 Zambrano Street
Commerce, California
Attention: Glenn Palmer
Fax: 323 726-6857

With a copy: to:	Vincent J. McGill, Esq.
Eaton & Van Winkle, LLP
3 Park Avenue
New York, New York 10016
Fax: 212 779 9928

If to HG:	Headgear, Inc.
3409 Chandler Creek Road
Virginia Beach, VA 23453-2885
Attn:___________.
Fax: ___-_________

With a copy to:	Marc X. LoPresti, Esq.
Tagliaferro & LoPresti, LLP
45 Broadway, Suite 2200
New York, New York 10005

If to Founder:	Paul Guez
Apt. 35A
425 E58th Street
New York, New York 10022

With a copy: to:	Vincent J. McGill, Esq.
Eaton & Van Winkle, LLP
3 Park Avenue New York, New York 10016 Fax: 212 779 9928

14.2                      Any notice, request, demand or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a normal business day, at the beginning of the following business day), or (ii) if given by air courier, when delivered at the applicable address specified above. Either Party may change its address at any time by written notice to the other Party given pursuant to this Article 14.

ARTICLE 15
MISCELLANEOUS

15.1                      In the event that any provision of this JV Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision(s) shall be limited or eliminated to the extent necessary so that this JV Agreement shall otherwise remain in full force and effect without said provision.

15.2                      Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this JV Agreement.

15.3                      Neither this JV Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

15.4                      This JV Agreement supersedes all previous and contemporaneous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship. No changes, alterations or modifications hereto shall be effective unless they are in writing and are signed by an authorized representative of each Party.

15.5                     The headings in this JV Agreement are included for convenience of reference only and do not substantively affect the terms or interpretation of this JV Agreement.

1656                     This JV Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this JV Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this JV Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this JV Agreement as of the date first set forth above.

/s/ Paul Guez
Paul Guez

BLUE HOLDINGS, INC.

By:	/s/ Glen Palmer
Glen Palmer
Title:	Chief Executive Officer

HEADGEAR, INC.

By:	/s/ Jeff Watson
Jeff Watson
Title:	Chief Executive Officer

EXHIBIT 1.2 – Certificate of Formation

EXHIHBIT 1.5 – Operating Agreement

SCHEDULE 3.2 – Schedule of Advances

On the date hereof                       - $250,000
30 days from the date hereof      - $250,000
60 days from the date hereof      - $250,000
90 days from the date hereof      - $250,000
120 days from the date hereof    - $250,000